EXHIBIT 10.1

CORE ENGINE ACQUISITION AGREEMENT

This Core Engine Acquisition Agreement (“Agreement”) is made at Dubai, United Arab Emirates on this 7th day of April, 2025,

BY AND BETWEEN

GlobalTech Corporation, a company incorporated and existing under the laws of Nevada, United States of America, having its Principal office at 3550 Barron Way Suite 13a, Reno, NV 89511, USA (hereinafter referred to as “GTC”, which term shall, where the context so permits include its respective successors in interest and assigns) of the First Part;

And

CricksLab L.L.C-FZ, a limited liability company, incorporated and existing under the laws of United Arab Emirates, having its registered office at Meydan Grandstand, 6th floor, Meydan Road, Nad Al Sheba, Dubai, United Arab Emirates. (hereinafter referred to as “CricksLab”, which term shall, where the context so permits include its respective successors in interest and assigns) of the Second Part;

(Wherever the context so permits, GTC and CricksLab are hereinafter jointly referred to as the “Parties” and individually as a “Party”)

WHEREAS, GTC is a technology holding company engaged in the business of inter alia provision of artificial intelligence (AI) services, information technology (IT), media, and telecommunication services, and is committed to innovation and excellence in the development of advanced technological solutions. GTC’s strategic objectives include the acquisition and collaboration on technology assets to enhance operational capabilities, foster growth, and meet the dynamic demands of its global clientele;

AND WHEREAS, Crickslab is the owner of a proprietary and comprehensive cricket management and livestream platform (the “Platform”), which integrates advanced features for managing cricket operations and broadcasting live events. The Platform includes its Core Engine including, but not limited to, the source code, executable code, architectural designs, technical documentation, and development tools, which form the backbone of the Platform’s operations and capabilities (the “Core Engine”);

AND WHEREAS, Crickslab has expressed its willingness to sell, transfer, and perpetually assign a copy of the Core Engine to GTC, together with a license to use, modify and integrate the Core Engine into GTC’s systems, solutions and future developments;

AND WHEREAS, GTC desires to acquire the Core Engine of the Platform to enhance its technological offerings, with the specific intention of utilizing the Core Engine to develop and expand solutions for sports and gaming applications and the platform as described in Schedule-

B. These applications may include, but are not limited to, baseball, softball and other variant management platforms, advanced training simulators, AI-driven analytics, immersive sports simulations, data visualization tools, and other gaming-related innovations that address the increasing demand for cutting-edge technology in the sports and entertainment sectors;

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AND WHEREAS, the acquisition of Core Engine also includes the right for GTC to modify, customize, and integrate the Core Engine into its existing infrastructure and develop new applications for diverse industries, including but not limited to sports management, education, entertainment, and data-driven simulations;

AND WHEREAS, as consideration for the purchase and transfer of the Core Engine and associated rights therein, GTC agrees to issue 10,000,000 (Ten Million) fully paid shares of its restricted common stock to Crickslab. Such issuance shall be subject to compliance with all applicable laws, regulations, and the terms and conditions set forth in this Agreement, including obtaining any necessary regulatory approvals.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties, and agreements set forth herein, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree to the terms and conditions of this Agreement, which shall govern the sale, transfer, and licensing of the Core Engine from Crickslab to GTC.

1.	DEFINITIONS

1.1.	For the purpose of this Agreement, unless the context requires otherwise, the following capitalized terms shall have the meanings ascribed to them as under:

(a)	“Affiliate” shall mean, with respect to any person, any other person that directly or indirectly, through one or more intermediaries, controls or is controlled by or is under the common control of such other person.

(b)	“Closing” means the date that (i) the Shares have been transferred to CricksLab and (ii) the Core Engine, along with associated rights, has been delivered to GTC in accordance with this Agreement.

(c)	“Confidential Information” means any information or materials which is proprietary to the Party disclosing such information (the “Disclosing Party”) or designated as “Confidential Information” by the Disclosing Party whether or not owned or developed by the Disclosing Party, which is generally not known by the Party receiving such information (the “Receiving Party”) or the Receiving Party’s personnel, and of which the Receiving Party may obtain knowledge through or as a result of the relationship established hereunder with the Disclosing Party or the terms hereof, access to the Disclosing Party’s premises, or communications with the Disclosing Party’s Affiliates, employees, agents, representatives and subcontractors.

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Without limiting the generality of the foregoing, Confidential Information shall also refer to all data or know-how, of the Disclosing Party, its employees or of vendors or licensors thereof, including, but not limited to that which relates to the Disclosing Party’s research, products, services, customers, markets, software, developments, trade secrets, inventions, processes, designs, drawings, diagrams, engineering, business and marketing plans intentions or strategies, financial information, employees personal information, specifications, engineering, techniques, documentation, pricing information, procedures, data concepts, and business opportunities, including any information or materials with the name, sign, trade name or trademark of the Disclosing Party and all or any commercial or technical data or information, or any other data, documents or agreements, in whatever form, disclosed by the Party or any third party on behalf of the Disclosing Party to the Receiving Party or to any third party on behalf of the Receiving Party. Such Confidential Information may be disclosed by the Disclosing Party to the Receiving Party, either directly or indirectly, in any form whatsoever, including:

(i)	in writing or picture form;
(ii)	orally;
(iii)	machine readable form, whether digital, electronic, magnetic or optical media, including films, discs, computer readable media, drawings, diagrams etc; or
(iv)	through access to the Disclosing Party’s premises.

It is clarified that the manner of disclosure of any information shall not render such information as non-confidential. It is further clarified that Confidential Information shall include any information disclosed by the Disclosing Party to the Receiving Party prior to the Effective Date.

(d)	“Core Engine” means the proprietary software, system & solution developed and owned by CricksLab, used to develop, run and operate the Platform, including but not limited to source code, object code, algorithms, libraries, and documentation, as more specifically described in Schedule-A attached hereto.

(e)	“Effective Date” means the date of execution of this Agreement by the last Party hereto.

(f)	“Legal Requirement(s)” shall mean any federal, state, local, municipal, foreign or other law, statute, legislation, constitution, principle of common law, resolution, ordinance, code, order, edict, decree, proclamation, treaty, convention, rule, regulation, permit, ruling, directive, pronouncement, requirement (licensing or otherwise), specification, determination, decision, opinion or interpretation that is, has been or may in the future be issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any governmental authority.

(g)	“Modification(s)” means any modifications, changes, revisions, enhancements, corrections of defects, fixes, workarounds, improvements, or changes in functionality to the Core Engine, whether or not issued in a formal update, upgrade, or release, or any other work of authorship.

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(h)	“Purchase Price” means the consideration for sale / purchase of Core Engine shall be the issuance of 10,000,000 (Ten Million) restricted shares of common stock of GTC (“Shares”), which the Parties agree have an agreed upon value of $10,000,000.

(i)	“Representative” includes the Receiving Party’s directors, officers, employees, agents, and financial, legal, and other advisors.

1.2.	Other capitalized expressions used in this Agreement shall have the meanings respectively assigned to them elsewhere in this Agreement.

1.3.	Words indicating the singular only also include the plural and vice-versa, where the context so requires.

1.4.	The headings of the Articles in this Agreement are for convenience only and shall not affect the interpretation of this Agreement.

2.	PURCHASE AND LICENSE GRANT

2.1	CricksLab hereby sells, transfers, assigns, and conveys to GTC and GTC purchases from CricksLab, the Core Engine, along with all rights, title and interest in the following:

i.

Full and complete source code of the Core Engine including all documentation, comments and materials necessary for the understanding, use and modification of the source code, including, but not limited to all data, databases and compilations of data, whether machine readable or otherwise, all documentation, training materials and configurations related to any of the foregoing, all logic, logic diagrams, flowcharts, algorithms, routines, sub-routines, utilities, modules, file structures, coding sheets, coding, functional specifications, and program specifications comprising or contained in the Core Engine whether in eye readable or machine readable form.

ii.	Complete object code or executable code of the Core Engine including all associated binaries, libraries, and related files, whether in machine-readable or human-readable form.

iii.	All design documents, technical specifications, diagrams, flowcharts, schematics and any other materials used in the development or functioning of the Core Engine.

iv.

All updates, patches, enhancements, bug fixes or other modifications made to the Core Engine prior to the Effective Date, including any and all derivative works or improvements, whether in the form of new code or other content.

v.	All Modifications made by GTC of the Core Engine.

2.2

Subject to the terms and conditions set forth in this Agreement, Crickslab hereby grants to GTC an irrevocable, perpetual, worldwide, royalty-free, and transferable license to use, modify, create adapt, distribute, commercially exploit and sublicense the Core Engine for the purpose of developing, deploying, and operating software platforms for various sports, including but not limited to, baseball, softball and other variants, and other sports and gaming applications, except Cricket (the “Crickslab Use”), but including gaming, sports simulations, entertainment, AI, and other related technologies (the “License”). The License granted hereunder includes the right for GTC to integrate the Core Engine into other software or products, and to create derivative works based on the Core Engine. In an effort to be abundantly clear, GTC is purchasing the Core Engine outright and will have exclusive ownership, subject to the terms of this Agreement.

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2.3

The sale of the Core Engine and the License granted to GTC under this Agreement shall include the following rights, all of which shall be worldwide, perpetual, irrevocable, and exclusive as to the GTC Use (defined below), and non-exclusive as to every other use, other than the Crickslab Use (which shall be exclusive to Crickslab):

i.

GTC shall have the right to use and operate the Core Engine, in whole or in part, in any form and for any purpose, including but not limited to for commercial, non-commercial, or internal purposes, across all media and platforms now known or hereafter developed, and in any manner deemed appropriate by GTC.

ii.

GTC shall have the right to modify, enhance, improve, alter, adapt, translate, or otherwise make changes to the Core Engine in any way, including the right to create derivative works based on the Core Engine, whether by incorporating modifications, new functionality or by making any changes that GTC deems necessary or desirable.

iii.

GTC shall have the right to distribute, sublicense, sell, lease, rent, or otherwise transfer the Core Engine or any derivative works thereof, to any third party, in any manner and in any format, and in any territory, worldwide.

iv.

GTC shall have the right to sublicense, grant sublicenses, or assign its rights under this Agreement to third parties, including the right to grant further sublicenses, without the requirement of further approval or consent from CricksLab.

v.

GTC shall have the right to create, develop or commission the creation of derivative works based on the Core Engine, including the right to integrate the Core Engine into new products, platforms, or software applications.

vi.

GTC shall have the right to integrate the Core Engine into new platform and solutions, products, software applications, or systems, and to use the Core Engine as part of any future products or technologies developed by GTC or its affiliates.

vii.	GTC shall have the unrestricted right to modify, distribute, integrate, or commercialize the Core Engine without any limitation and further obligations from CricksLab.

viii.	GTC shall have the right to file any patents, trademarks or copyrights relating to developments and/or Modifications made in the Core Engine after the Effective Date, in its sole discretion.

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2.4	Upon execution of this Agreement, the right to use the Core Engine, shall be fully and irrevocably transferred to GTC, pursuant to the terms of this Agreement.

2.5	These rights set forth above shall remain effective in perpetuity, notwithstanding the termination or expiration of this Agreement, except as otherwise expressly provided in this Agreement.

2.6

GTC shall retain exclusive ownership of all developments, modifications, and derivative works, and may commercialize or license the developed platform or related technologies to third parties as it deems appropriate.

2.7

Nothing in this Agreement shall preclude CricksLab from continuing to use the Core Engine for its internal business operations or from selling, licensing, or transferring the Core Engine to third parties, provided that such use or sale:

i.	Does not violate Section 10(a) (the “Non-Compete Clause”) of this Agreement, including any restriction on the development of platforms for the GTC Use, as intended by GTC;

ii.	Does not conflict with the GTC Use;

iii.	Does not affect or restrict GTC’s rights, usage, or ownership of the Core Engine in any manner, including, but not limited to the Licence; and

iv.	Ensures that any third party to whom the Core Engine is sold, licensed, or transferred is bound by terms no less restrictive than the Non-Compete Clause under this Agreement.

2.8

CricksLab shall be fully responsible for enforcing such non-compete obligations on third parties and shall indemnify GTC from any breach or violation of such obligations by any third party, including, but not limited to any damages caused thereby.

3.	PURPOSE OF PURCHASE

3.1

GTC is acquiring the Core Engine from CricksLab initially to develop platforms for management and live streaming of baseball, softball and other variants of bat and ball sports other than Cricket (the “GTC Use”) to benefit various stakeholders, including associations, broadcasters, clubs, academies, leagues, TV studios, players, analysts, and fans. The platform is expected to support international-quality matches, live streaming, AI-powered news feeds, stories and blogs, social media automation and fan engagement features like “Guess & Win” contests. In addition to aforementioned puirposes, the purpose of acquiring the Core Engine by GTC shall include the following objectives, aligning with GTC’s strategic vision and operational goals;

i.	The acquisition represents GTC’s entry into the rapidly growing sports technology market, enabling the development and deployment of advanced solutions tailored to the needs of the sports industry.

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ii.

By acquiring the Core Engine, GTC diversifies its business portfolio beyond its current investments in telecom, broadband, media, and e-commerce, further solidifying its position as a multi-sector technology leader.

iii.

GTC aims to integrate its extensive expertise in artificial intelligence (AI), data analytics, and software development into the Core Engine, thereby enhancing the platform’s features, scalability, and functionality.

iv.

CricksLab and GTC agree that any legal requirements with respect to the transactions contemplated in this Agreement shall be completed at the Closing and that CricksLab shall, and shall cause its respective Affiliates and representatives at its own expense, to, provide any documents, invoices, bills of sales, assignment documents to transfer assets under legal requirements, certifications, procure local notarizations, licenses and regulatory approvals and pay any applicable local taxes, dues, documentary stamps or fees related to, or required in connection with the transactions contemplated in this Agreement, in each case with a view toward providing GTC with good, valid, marketable and transferable title to the Core Engine and other rights set forth herein, free and clear of any encumbrances.

4.	DEVELOPMENT SERVICES

4.1

At GTC’s sole discretion, GTC may request CricksLab to provide work-for-hire services for the development of platforms for the GTC Use utilizing the Core Engine. Upon such request, CricksLab shall provide the requested development services pursuant to the terms and conditions to be mutually agreed upon in a separate written agreement. Such agreement shall be executed at the time of engagement and shall detail the scope of work, deliverables, timelines, compensation, and other relevant terms.

4.2	GTC retains the unrestricted right to engage third-party developers for the development of platforms for the GTC Use. In the event GTC engages a third-party developer:

i.	CricksLab shall provide all reasonable cooperation, technical assistance, and support to facilitate the development of the platforms; and

ii.

CricksLab shall furnish any additional information, documentation, or technical specifications as reasonably requested by GTC or the third-party developer to ensure the effective integration and utilization of the Core Engine.

4.3

CricksLab shall act in good faith and extend full cooperation to GTC and its third-party developer, if applicable, to facilitate the development of the platforms. Such support shall be provided without imposing any additional charges or restrictions.

5.	SALE CONSIDERATION

5.1

In consideration for purchase of Core Engine, the License and the Non-Compete Clause, GTC shall issue and transfer to CricksLab 10,000,000 (Ten Million) shares of GTG restricted common stock and for this agreement purposes these shares would be valued at USD 10 million.

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5.2	The issuance of the Shares to CricksLab shall be subject to the fulfillment of the following conditions precedent, which must be satisfied to GTC’s reasonable satisfaction prior to the issuance:

i.	CricksLab must provide written assurances to GTC that it has complied with all applicable laws, regulations, and any internal policies required for the issuance of the Shares.

ii.	There shall be no legal, regulatory, or financial condition that could reasonably result in a risk or harm to GTC’s operations, stock value, reputation, or ability to conduct business.

5.3

Subject to delivery of the Core Engine and its acceptance by GTC as defined in clause 4 of this Agreement, GTC agrees to transfer to CricksLab, and CricksLab agrees to accept, the Shares as full and complete consideration / payment for sale of Core Engine.

5.4	Upon the successful issuance of the Shares to CricksLab, CricksLab shall be deemed to acquire full ownership of the Shares, including all rights and privileges of a shareholder of GTC.

5.5

The issuance of the Shares to CricksLab shall constitute the full and final payment for the purchase of Core Engine, the License and the Non-Compete Clause. GTC shall have no further financial obligations with respect to the transaction. CricksLab acknowledges that it will not make any claims against GTC for further consideration, whether in cash or kind, arising from the purchase of the Core Engine, the License and the Non-Compete Clause.

6.	INTELLECTUAL PROPERTY

6.1

CricksLab represents and warrants that it is the sole and exclusive owner of all intellectual property rights, title, and interest in and to the Core Engine including but not limited to all related source code, object code, design, documentation, and any associated intellectual property.

6.2

GTC shall have the irrevocable right to modify, enhance, adapt, alter, or create derivative works based on the Core Engine, in any manner and for any purpose, without limitation, except for the CricksLab Use. Any such modifications, enhancements, or derivative works made by GTC shall be the exclusive property of GTC, including all rights, title, and interest in such Modifications, enhancements, or derivative works, subject only to CricksLab’s retained ownership of the original, unmodified version of the Core Engine as transferred to GTC. CricksLab shall have no claim to any Modifications or enhancements made by GTC to the Core Engine.

6.3

CricksLab hereby irrevocably waives any and all rights it may have in the Core Engine, including but not limited to the right to attribution and the right to object to Modifications, alterations, or uses of the Core Engine, to the extent permitted by applicable law, except as expressly set forth herein.

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7.	DELIVERABLES

7.1

CricksLab shall deliver to GTC within 30 (thirty) days days following the Effective Date, all items, materials and resources required for full operational use, modification and development of intended platforms utilizing the Core Engine. Such deliverables shall include, but are not limited to, the complete and unaltered source code, along with all associated libraries, modules, and dependencies; a fully functional and compiled version of the Core Engine; detailed system architecture documentation; development tools; user manuals and setup guides; annotated source code; API documentation with integration protocols; third-party licenses and authorizations; built-in security features and data protection mechanisms; and any additional deliverables necessary to meet the specifications set forth in Schedule A (hereinafter referred to as “Deliverables”).

7.2	CricksLab warrants that the Deliverables shall be complete, accurate, and sufficient to meet the requirements of GTC under this Agreement.

8.	DELIVERY AND ACCEPTANCE

CricksLab shall deliver all Deliverables of the Core Engine to GTC in the agreed format, whether electronic or physical, within seven (7) days of the Effective Date. GTC shall test the Deliverables within fifteen (15) days of receipt to ensure compliance with the specifications in Schedule-A. If discrepancies are found, GTC shall notify CricksLab in writing, detailing the issues. CricksLab shall remedy the non-compliance within three (3) days.

9.	WARRANTIES AND REPRESENTATIONS

9.1	CricksLab hereby represents and warrants to GTC that, as of the Effective Date:

i.

The Core Engine is fit for the intended purposes of creating and developing platforms for baseball, softball and any other applications to be developed by GTC, including but not limited to gaming, sports simulation, entertainment, AI, and related technologies. The Core Engine shall perform in accordance with the specifications and functional requirements set forth in this Agreement.

ii.

CricksLab is the sole and exclusive owner of all intellectual property rights, title, and interest in the Core Engine, and has the full legal right and authority to transfer such intellectual property and other ownership rights to GTC as contemplated under this Agreement.

iii.	The Core Engine is free from any and all claims, liens, encumbrances, or third-party rights that may affect GTC’s use or ownership of the Core Engine following the transfer.

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iv.

The Core Engine does not infringe upon, violate, or misappropriate any intellectual property rights of any third party, and no claim or action is pending or, to the best of CricksLab’s knowledge, threatened against CricksLab or the Core Engine in relation to any alleged infringement or violation of such rights.

v.

There are no liens, encumbrances, claims, or any pending or threatened litigation relating to the rights of the Core Engine, including its intellectual property rights, source code, design, or any other associated components. CricksLab further agrees to indemnify GTC for any losses or damages arising from any claim or dispute that may arise after the transfer of the Core Engine related to such rights.

vi.

The rights granted to GTC under this Agreement shall be free of any encumbrances, and CricksLab warrants that it has full authority to transfer all rights, title, and interest in the Core Engine and that no third-party rights or obligations will interfere with GTC’s enjoyment of the rights granted herein.

vii.

CricksLab is an accredited investor as defined in Regulation D under the Securities Act of 1933, as amended (the “Securities Act”). CricksLab (A) is acquiring the Shares for its own account and not with a view to distribution, as that term is used in Section 2(11) of the Securities Act, (B) has sufficient knowledge and experience in financial and business matters so as to be able to evaluate the merits and risk of an investment in the Shares and is able financially to bear the risks thereof, and (C) understands that the Shares will, upon issuance, be characterized as “restricted securities” under state and federal securities laws and that under such laws and applicable regulations cannot be resold unless the resale of the Shares is registered under the Securities Act or unless an exemption from registration is available.

viii.

CricksLab has experience in analyzing and investing in companies similar to GTC and is capable of evaluating the merits and risks of its decisions with respect to such matters and has the capacity to protect its own interests.

ix.

CricksLab has not been offered the Shares by any form of general solicitation or advertising, including, but not limited to, advertisements, articles, notices or other communications published in any newspaper, magazine, or other similar media or television or radio broadcast or any seminar or meeting where, to CricksLab’s knowledge, those individuals that have attended have been invited by any such or similar means of general solicitation or advertising.

x.	To the extent necessary, CricksLab has retained and relied upon appropriate professional advice regarding the investment, tax and legal merits and consequences of the Shares.

xi.

CricksLab has had an opportunity to discuss GTC’s business, management and financial affairs with the members of GTC’s management and has had an opportunity to ask questions of the officers and other representatives of GTC, which questions, if any, were answered to its satisfaction.

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xii.

CricksLab (A) is aware of, has received and had an opportunity to review (i) GTC’s Annual Report on Form 10-K for the year ended December 31, 2024, as filed with the Securities and Exchange Commission (SEC) on March 27, 2025; and (ii) GTC’s current reports on Form 8-K from January 1, 2025, to the date of CricksLab’s entry into this Agreement (which filings can be accessed by going to https://www.sec.gov/edgar/searchedgar/companysearch.html, typing “GlobalTech Corp” in the “Name, ticker symbol, or CIK” field, and clicking the “Submit” button), in each case (i) through (ii), including, but not limited to, the audited and unaudited financial statements, description of business, risk factors, results of operations, certain transactions and related business disclosures described therein (collectively the “Disclosure Documents”) and an independent investigation made by it of GTC; and (B) is not relying on any oral representation of GTC or any other person, nor any written representation or assurance from GTC; in connection with CricksLab’s acceptance of the Shares and investment decision in connection therewith.

xiii.

Neither GTC, nor any other party, has supplied CricksLab any information regarding the Shares or an investment in the Shares other than as contained in this Agreement, and CricksLab is relying on its own investigation and evaluation of GTC and the Shares and not on any other information.

xiv.

CricksLab acknowledges that it is a sophisticated investor capable of assessing and assuming investment risks with respect to securities, including the Shares, and further acknowledges that GTC is entering into this Agreement with the CricksLab, in reliance on this acknowledgment and with CricksLab’s understanding, acknowledgment and agreement that GTC is privy to material non-public information regarding GTC (collectively, the “Non-Public Information”), which Non-Public Information may be material to a reasonable investor, such as CricksLab, when making investment disposition decisions, including the decision to enter into this Agreement, and CricksLab’s decision to enter into the Agreement is being made with full recognition and acknowledgment that GTC is privy to the Non-Public Information, irrespective of whether such Non-Public Information has been provided to CricksLab. CricksLab hereby waives any claim, or potential claim, it has or may have against GTC relating to GTC’s possession of Non-Public Information. CricksLab has specifically requested that GTC not provide it with any Non-Public Information. CricksLab understands and acknowledges that GTC would not enter into this Agreement in the absence of the representations and warranties set forth in this paragraph, and that these representations and warranties are a fundamental inducement to GTC in entering into this Agreement.

xv.

CricksLab represents, warrants, and agrees that GTC is under no obligation to register or qualify the Shares under the Securities Act or under any state securities law, or to assist such CricksLab in complying with any exemption from registration and qualification.

xvi.	CricksLab understands and agrees that a legend has been or will be placed on any certificate(s) or other document(s) evidencing the Shares in substantially the following form:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED OR ANY STATE SECURITIES ACT. THE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE SOLD, TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS (I) THEY SHALL HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED AND ANY APPLICABLE STATE SECURITIES ACT, OR (II) THE CORPORATION SHALL HAVE BEEN FURNISHED WITH AN OPINION OF COUNSEL, SATISFACTORY TO COUNSEL FOR THE CORPORATION.”

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xvii.

CricksLab warrants and represents to GTC that (a) the source code and software associated with the Core Engine shall perform substantially as described it its user manuals and other descriptions and specifications; (b) the source code and software associated with the Core Engine will not contain any computer viruses or other code designed or intended to disable the functionality of any software or system, or otherwise designed or intended to adversely affect the operation of any systems or data of GTC and was not developed using any “open source code”; (c) CricksLab has not granted and will not grant any rights in the source code and software associated with the Core Engine to any third party which grant is inconsistent with the rights granted to GTC in this Agreement; and (d) neither the source code and software associated with the Core Engine were made using any “open source code”.

xviii.

CricksLab further warrants that it has the full legal right and authority to transfer such intellectual property rights to GTC as contemplated in this Agreement, free of any encumbrances, liens, claims, or third-party interests.

9.2

GTC hereby represents and warrants to CricksLab that, as of the Effective Date, GTC will not, through the development or distribution of modified versions, derivative works, or any other use of the Core Engine, infringe upon or violate any intellectual property rights of third parties, and will ensure that any modifications or uses of the Core Engine comply with all applicable laws and regulations.

10.	NON-COMPETE

10.1

CricksLab acknowledges and agrees that the Core Engine is being acquired by GTC for the purpose of developing platforms for the GTC Use. To protect the legitimate business interests of GTC, CricksLab hereby covenants as follows:

i.

CricksLab shall not, directly or indirectly, sell, license or transfer, or engage in the development, marketing, licensing, or provision of, any platform or solution related to the GTC Use or that competes with the platforms GTC intends to develop using the Core Engine.

ii.

CricksLab further undertakes not to sell, license, market, pitch, or engage in any activities related to baseball, softball and other variants of platform development within the United States of America, Mexico and Japan or any other jurisdiction in which GTC operates or has announced plans to operate.

10.2	GTC shall not directly or indirectly engage in development of the CricksLab Use using the Core Engine.

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10.3	The obligations of the parties under this Section 10 shall remain effective in effect in perpetuity, unless otherwise mutually agreed upon in writing by the parties.

10.4

Each party acknowledges that any breach or threatened breach of this Section 10 shall cause irreparable harm to the non-breaching party for which monetary damages may be inadequate. Accordingly, the non-breaching party shall be entitled to seek injunctive relief, specific performance, and any other equitable or legal remedies available under applicable law, without the requirement to post a bond or other security.

10.5.1

If any portion of this clause is held to be invalid or unenforceable by a court of competent jurisdiction, the remainder of this clause shall remain in full force and effect, and the invalid portion shall be replaced with a valid provision that most closely approximates the intent of the parties.

11.	TERMINATION

11.1

GTC shall have the right to terminate this Agreement at any time prior to Closing, with or without cause, by providing thirty (30) days’ written notice to CricksLab, provided that such termination does not occur after the Shares have been transferred to CricksLab and the Core Engine has been delivered to GTC in accordance with this Agreement. For the sake of clarity, this Agreement may not be terminated after Closing.

11.2

In the event that the performance or continuation of this Agreement becomes unlawful or impossible due to changes in applicable laws, regulations, or decisions by regulatory authorities prior to Closing, GTC may terminate this Agreement immediately upon written notice to CricksLab, without any liability or further obligation to either Party.

11.3

Once the Core Engine is accepted by GTC and Shares have been duly transferred to CricksLab and CricksLab has received full legal and beneficial ownership of the Shares, no Party shall have the right to terminate or rescind this Agreement.

11.4

If the Agreement is terminated prior to the transfer of the Shares, GTC shall be entitled to retain ownership of any modifications, derivative works, or intellectual property developed by GTC relating to the Core Engine. Furthermore, GTC shall not be required to transfer the Shares.

12.	ASSIGNMENT

CricksLab shall not assign, transfer, or subcontract this Agreement, or any of its rights, obligations, or liabilities hereunder, to any third party without the prior written consent of GTC, which consent may not be unreasonably withheld, conditioned or delayed.

13.	REPRESENTATIONS AND WARRANTIES

13.1	Each Party represents and warrants that it has the full authority, power, and capacity to enter into this Agreement and to carry out the obligations and activities outlined herein.

13.2

Each Party represents and warrants that entering into this Agreement and fulfilling its obligations will not violate any other agreements, contracts, or legal obligations to which it is bound, nor will it infringe on the rights of any third party.

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13.3	Each Party represents and warrants that it will comply with all applicable laws, regulations, and industry standards while performing its obligations under this Agreement.

13.4

Each Party represents and warrants that all information, data, and materials provided to the other Party are accurate, complete, and not misleading to the best of its knowledge at the time of disclosure.

13.5

Each Party represents and warrants that it owns or has the right to use and license any intellectual property necessary for the performance of this Agreement and that such use or licensing will not infringe on any third-party rights.

13.6

Each Party represents and warrants that its activities under this Agreement will not infringe upon or violate any intellectual property rights, privacy rights, or other proprietary rights of third parties.

13.7

Each Party represents and warrants that there are no current or pending legal actions, lawsuits, or claims against it that would materially impact its ability to perform its obligations under this Agreement.

13.8

Each Party agrees to indemnify and hold harmless the other Party from any claims, damages, losses, or expenses arising from a breach of these representations and warranties as described in Section 4 hereof.

13.9	Crickslab hereby represents and warrants that Core Engine has been solely developed by it and does not infringe upon or misappropriate the intellectual property rights of any third party.

14.	INDEMNIFICATION

Each Party agrees to indemnify, defend, and hold harmless other Party, its affiliates, directors, officers, employees, shareholders, and agents from and against any and all claims, demands, liabilities, losses, damages, costs, and expenses (including reasonable attorney fees and court costs) arising from or related to:

i.	any breach of any representation, warranty, or obligation under this Agreement.

ii.	any acts or omissions by a Party that result in injury to persons, property damage, or infringement of intellectual property rights.

iii.	any third-party claims arising from a Party’s activities or operations under this Agreement.

iv.

Additionally, CricksLab agrees to indemnify and hold GTC harmless from any loss, damage, or liability arising from any breach of its representations, warranties, or obligations under this Agreement, or from any adverse actions taken by CricksLab following the transfer of the Shares that could harm GTC’s business, reputation, or value.

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v.

If any suit, action, proceeding (including any governmental or regulatory investigation), claim or demand shall be brought or asserted against any person or entity in respect of which indemnification may be sought pursuant to This Section 14, such person or entity (the “Indemnified Person”) shall promptly notify the Party against whom such indemnification may be sought (the “Indemnifying Person”) in writing; provided that the failure to notify the Indemnifying Person shall not relieve it from any liability that it may have under this Section 14 except to the extent that it has been materially prejudiced by such failure; and provided, further, that the failure to notify the Indemnifying Person shall not relieve it from any liability that it may have to an Indemnified Person otherwise than under this Section 14 above. If any such proceeding shall be brought or asserted against an Indemnified Person, the Indemnifying Person shall be entitled to participate in the defense thereof with counsel reasonably satisfactory to such Indemnified Person; provided, however, if the defendants in any such action include both the Indemnified Person and the Indemnifying Person and the Indemnified Person shall have reasonably, based on advice of counsel, concluded that a conflict may arise between the positions of the Indemnifying Person and the Indemnified Person in conducting the defense of any such action or that there may be legal defenses available to it and/or other Indemnified Persons which are inconsistent with those available to the Indemnifying Person, the Indemnifying Person or Indemnifying Persons shall have the right to select separate counsel to assume such legal defenses and to otherwise participate in the defense of such action on behalf of such Indemnified Persons or Indemnified Persons (it being understood, however, that the Indemnifying Person shall not be liable for the expenses of more than one separate counsel (together with local counsel (in each relevant jurisdiction)). If any proceeding is settled with such consent or if there be a final judgment for the plaintiff, the Indemnifying Person agrees to indemnify each Indemnified Person against any loss, claim, damage, liability or expense by reason of such settlement or judgment. No Indemnifying Person shall, without the written consent of the Indemnified Person, effect any settlement, compromise or consent to the entry of judgment in any pending or threatened action, suit or proceeding in respect of which any Indemnified Person is or could have been a party and indemnity was or could have been sought hereunder by such Indemnified Person, unless such settlement, compromise or consent (A) includes an unconditional release of such Indemnified Person from all liability on claims that are the subject matter of such action, suit or proceeding and (B) does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of any Indemnified Person. The remedies provided for in this Section 14 are not exclusive and shall not limit any rights or remedies that may otherwise be available to any Indemnified Person at law or in equity.

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15.	FORCE MAJEURE

Force Majeure refers to any event or circumstance beyond a Party’s reasonable control that prevents or delays its performance under this Agreement, including but not limited to natural disasters, war, terrorism, civil unrest, labor strikes, government actions, and pandemics. If a Party is affected by a Force Majeure event, it must promptly notify the other Party, describing the event’s nature, expected duration, and impact on performance. If a Force Majeure event occurs prior to Closing, the affected Party’s obligations will be suspended for the duration of the Force Majeure event, and it must make reasonable efforts to mitigate the event’s impact and resume performance as soon as possible. If prior to Closing, a Force Majeure event continues for 90 days or longer, either Party may terminate the Agreement with 30 days written notice. Neither Party will be liable for damages arising from Force Majeure events, except for accrued obligations or cases of negligence or willful misconduct. Certain obligations, such as confidentiality, will survive termination due to Force Majeure. Following the Closing, a Force Majeure event will have no effect on the obligations of the Parties hereunder.

16.	SETTLEMENT OF DISPUTES

In the event of any dispute arising in respect of this Agreement, authorized representatives of both the Parties shall attempt to resolve such dispute in good faith within thirty (30) days of either of the Party giving notice in writing to the other Party of such dispute. If such dispute, controversy of claim is not resolved within the thirty (30) day time limit referred to in the preceding sentence, then the Parties shall appoint a third party mediator to resolve the deadlock, it being acknowledged and agreed that such mediation shall be in accordance with the rules of the Center for Effective Dispute Resolution (CEDR), and shall be completed within thirty (30) days. The Parties shall refer any dispute, controversy or claim arising out of, relating to, or in connection with this Agreement or the breach, termination or validity hereof that has not been resolved in accordance with the preceding two sentences to arbitration in Paris, France, in accordance with the Arbitration Rules of the International Chamber of Commerce for the time being in force (the “Rules”), which are deemed to be incorporated by reference into this Section. The arbitral tribunal shall consist of three arbitrators, appointed in accordance with the Rules. The arbitration shall be conducted in English. When any dispute occurs and when any dispute is under arbitration, except for the matters under dispute, the Parties shall continue to exercise their remaining respective rights, and fulfil their remaining respective obligations under this Agreement. An award made by the arbitral tribunal pursuant to an arbitration in accordance with this Section shall be treated as final and binding on the Parties and enforceable in accordance with all applicable laws.

17.	GOVERNING LAW AND JURISDICTION

The validity, interpretation and performance of this Agreement will be governed by and construed in accordance with the laws of Nevada, USA, without application of its conflict of law rules. Courts at Reno, Nevada, shall have exclusive jurisdiction over all matters arising out of or in connection with this Agreement, except as provided in Section 16, above.

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18.	NOTICES:

All notices, approvals, consents, requests, and other communications hereunder shall be in writing and shall be delivered (i) by personal delivery, or (ii) by international overnight courier service (which is mandatory with respect to any other Party not in the sending Party’s country), or (iii) by certified or registered mail, return receipt requested, or (iv) via facsimile transmission, with confirmed receipt, or (v) via email, with no error/undeliverable message. Notice shall be effective upon receipt except for notice via fax (as discussed above) or email, which shall be effective only when the recipient, by return or reply email or notice delivered by other method provided for in this Section 19, acknowledges having received that email (with an automatic “read receipt” or similar notice not constituting an acknowledgement of an email receipt for purposes of this Section 19, but which acknowledgement of acceptance shall also include cases where recipient ‘replies’ to such prior email, including the body of the prior email in such ‘reply’). Such notices shall be sent to the applicable Party or Parties at the address specified below, subject to notice of changes thereof from any Party with at least ten (10) business days’ notice to the other Parties. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.

If to GTC

Name: Dan Green

Designation: President and Director

Address: 3550 Barron Way Suite 13a, Reno, NV 89511, USA

Tel: 1-775-636-3132

Email: d.green@globaltechcorporation.com

If to the Crickslab

Name: Khuram Iqbal

Designation: Managing Director

Address: Meydan Grandstand, 6th floor, Meydan Road, Nad Al Sheba, Dubai, U.A.E.

Tel:

Email

19.	CONFIDENTIALITY

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20.1	The Receiving Party agrees to;
i.	Keep the Confidential Information confidential and use it solely for the purpose of this Agreement.
ii.	Protect the confidentiality of the Confidential Information with the same care it uses for its own Confidential Information, which shall be no less than reasonable care.
iii.	Not disclose Confidential Information to any third party, except employees or contractors bound by similar confidentiality obligations.
iv.	Not use the Confidential Information for any other purpose without prior written consent from the Disclosing Party.

20.2	Confidential Information does not include information that;
i.	Becomes publicly available through no fault of the Receiving Party.
ii.	Was lawfully in the Receiving Party’s possession before disclosure.
iii.	Is disclosed by a third party without breach of any confidentiality obligations.
iv.	Is independently developed by the Receiving Party.
v.	Is required to be disclosed by law or court order, with prior notice to the Disclosing Party.
vi.	Is obtained by GTC from Crickslab pursuant to the terms of this Agreement and is included with, or anciallary to, the Core Engine acquired hereunder.

20.3

Upon termination or at the Disclosing Party’s request, the Receiving Party shall return or destroy all Confidential Information and provide written certification of such destruction. The Agreement does not require a Receiving Party to return or destroy any portions of the Disclosing Party’s Confidential Information that constitute electronic data that is generally inaccessible or that has been stored on the Receiving Party’s backup systems in the ordinary course of business as part of standard backup procedures, but only to the extent that such Confidential Information is only accessible by person(s) whose function is primarily information technology, and provided that such person(s) only have limited access to such Confidential Information to enable the performance of such information technology duties. In addition, Receiving Party may retain one copy of any such Confidential Information as is necessary to comply with applicable audit, legal or regulatory requirements, professional obligations and standards and internal document retention policies, provided any such Confidential Information may only be accessed for such purposes and may not be used for any other purpose whatsoever (including, but not limited to, any production or commercial purpose).

20.4	Nothing in this Agreement grants the Receiving Party any right, title, or interest in the Confidential Information, except as specifically stated in this Agreement.

20.5

These confidentiality obligations shall remain in effect for three years after the termination of this Agreement, or until the Confidential Information is no longer confidential, whichever occurs first.

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20.6

The Disclosing Party may seek injunctive relief, without the requirement to post any bond or surety, if the Receiving Party discloses or uses Confidential Information without authorization, in addition to other legal remedies.

20.	SURVIVAL

The terms and conditions of this Agreement with regard to disclosure of confidential information shall survive after termination of this Agreement and remain in full force and effect unless otherwise agreed between the Parties in writing.

21.	ENTIRE AGREEMENT

This Agreement sets forth the entire understanding and agreement of the Parties with respect to the subject matter hereof and supersedes all prior or contemporaneous oral or written representations and understandings.

22.	NO WAIVER

Any failure or delay by either Party to enforce any provision of this Agreement or to exercise any right under this Agreement will not be construed as a waiver of its rights.

23.	AMENDMENT

This Agreement may be amended or modified only by mutual agreement and in writing signed by both Parties.

24.	INDEPENDENT PARTIES

The Parties agree that each Party is an independent contractor and that this Agreement will not be construed as a teaming agreement, joint venture, partnership or other business relationship. Except as specified herein, no Party shall have the right, power or implied authority to create any obligation or duty, express or implied, on behalf of any other Party hereto.

25.	GOOD FAITH

The Parties agree to act in good-faith in the performance of all their obligations and in exercise of all their rights, powers and privileges hereunder.

26.	SEVERABILITY

If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to affect the original intent of the Parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

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27.	LIMITATION ON CONSEQUENTIAL DAMAGES.

EXCEPT IN THE CASE OF FRAUD BY CRICKSLAB, NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR LOSS OF PROFITS, OR ANY OTHER INDIRECT OR SPECIAL, CONSEQUENTIAL, PUNITIVE OR INCIDENTAL DAMAGES, HOWEVER CAUSED, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGE. THE PARTIES ACKNOWLEDGE THAT THESE LIMITATIONS ON POTENTIAL LIABILITIES WERE AN ESSENTIAL ELEMENT IN SETTING CONSIDERATION UNDER THIS AGREEMENT.

28.	ARM’S LENGTH NEGOTIATIONS.

Each Party herein expressly represents and warrants to all other Party hereto that (a) before executing this Agreement, said Party has fully informed itself of the terms, contents, conditions and effects of this Agreement; (b) said Party has relied solely and completely upon its own judgment in executing this Agreement; (c) said Party has had the opportunity to seek and has obtained the advice of its own legal, tax and business advisors before executing this Agreement; (d) said Party has acted voluntarily and of its own free will in executing this Agreement; and (e) this Agreement is the result of arm’s length negotiations conducted by and among the Parties and their respective counsel.

29.	COUNTERPARTS

This Agreement shall be executed in two (2) original counterparts. Both counterparts shall be constituted as one agreement. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments hereto or thereto, may be executed in one or more counterparts, all of which shall constitute one and the same instrument. Any such counterpart, to the extent delivered by means of a facsimile machine or by .pdf, .tif, .gif, .jpeg or similar attachment to electronic mail (any such delivery, an “Electronic Delivery”) shall be treated in all manner and respects as an original executed counterpart and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any Party, each other Party shall re execute the original form of this Agreement and deliver such form to all other Parties. No Party shall raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each such Party forever waives any such defense, except to the extent such defense relates to lack of authenticity.

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IN WITNESS WHEROF the Parties have executed this Agreement as of the dates set forth below, to be effective as of the Effective Date.

For and on behalf of CricksLab L.L.C-FZ	For and on behalf of GlobalTech Corporation

/s/ Khuram Iqbal	/s/ Dan Green
Khuram Iqbal Managing Director	Dan Green Chief Executive Officer
Date: April 7, 2025	Date: April 7, 2025

1. ____________________________________________________	2. ____________________________________________________
Name: Passport	Name: Passport

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SCHEDULE - A

Overview of the Core Engine Features, Specifications and Capabilities

The Core Engine is a comprehensive, robust and adaptable digital platform designed to support, sports management and live-streaming functionalities, initially developed for Cricket and it is engineered to be scalable and configurable for other sports, including baseball, softball and other variants etc. The Core Engine is capable of offering a suite of tools tailored to various stakeholders, including:

•	Associations: Centralized management for associations, streamlining scheduling, scoring, and administration.

•	Clubs and Academies: Tools for club and academy management, including player registration, attendance tracking, and performance analysis.

•	Leagues: Comprehensive league management with dedicated tournament pages, leaderboards, and scheduling tools.

•	Players: Individual player profiles showcasing performance data, video highlights, and analytics.

•	Fans: Live ball-by-ball scoring updates, live streaming with advanced graphics, and interactive fan engagement features.

•	Broadcasters, Content Creators, and Analysts: Tools for content creation, data- driven insights, and advanced analytics.

Initially, the Core Engine has been built for cricket, and features live-streaming technology, advanced data analytics, and interactive visualizations. This flexible and adaptable architecture makes the Core Engine an ideal foundation for managing other sports with structural similarities to cricket, such as baseball, softball and other variants.

For baseball, softball and other variants, the Core Engine can be tailored to meet the needs of leagues, clubs, and teams, enabling centralized scheduling, game management, and performance tracking. With minor adaptations in sport-specific terminology, rules, data points, and game visualizations, the Core Engine can seamlessly provide baseball, softball and other organizations with a powerful digital tool for operational excellence and audience engagement.

Core Components of CricksLab Platform

The Core Engine offers a suite of core components designed for cricket that can seamlessly adapt to baseball, softball and other variants due to the structural and operational similarities between the two sports. These components are powered by a robust backend engine and cutting-edge technologies, ensuring a scalable, efficient, and customizable solution for managing baseball, softball and other variant of games. The following core components showcase the Core Engine’s capabilities and should form the foundation of its specifications.

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•	Centralized Management: The Core Engine is the command center for managing players, teams, leagues, and associations. It can be adapted for baseball to handle scheduling, administration, and communication between officials, coaches, and players.

•	Scalable Backend Architecture: Built on Microsoft Azure, the Core Engine leverages AI, machine learning, and video processing for real-time analytics. These capabilities can be customized for baseball, softball and other variants to provide insights like pitch analysis, player performance, and game summaries.

•	Backend Tools and Technologies: All back-end tools, frameworks, technologies, microservices, scripts, and other essential components that form the foundation of the Core Engine should be made fully accessible and adaptable to support the baseball platform. This includes APIs, data processing pipelines, server-side logic, integration modules, cloud infrastructure, containerized services, and orchestration platforms used in the Core Engine. Additionally, ensure compatibility with database schemas, middleware, and event-driven architectures to enable seamless replication and optimization of functionalities for the baseball platform.

•	Databases: The Core Engine utilizes a hybrid database architecture, incorporating both relational databases (SQL) and NoSQL databases (MongoDB) to manage its data storage and retrieval. The existing database schema, including table structures, relationships, triggers, procedures and collections, will be extensively reused and adapted for the baseball platform.

•	Match Management: The Core Engine offers easy creation and management of matches, including scheduling, player registration, and scorekeeping. Each league should have a dedicated tournament page with schedules, leaderboards and points tables. These tools can directly translate to baseball games for comprehensive match and league management.

•	Association and League Management: The Core Engine streamlines administrative tasks for associations and leagues, enabling efficient scheduling, communication, and reporting. This system can be adapted for baseball, ensuring seamless tournament organization.

•	Club and Academy Management: The Core Engine allows for creation and management of clubs and academies, which can be adapted for baseball. This includes managing memberships and player data, access to stats and analytics, player video highlights, player development centers, and player rating systems.

•	Membership and Player Data Management: The module allows clubs to manage memberships and player data effectively. This encompasses storing player details, tracking their involvement, and handling membership-related information, facilitating better player management and engagement.

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•	Player Video Highlights: The Core Engine enables the management and showcasing of player video highlights. This can be used to promote players within the club and for the players to review their own performance, aiding in player development.

•	Player Profiles: The Core Engine enables the management of a dedicated profile of each player that tracks their performance history, including detailed statistics and video highlights, facilitating talent identification and player development.

•	Player Development Centre: The Core Engine includes a player development center. This component helps clubs focus on developing the skills of their players, providing structured training opportunities.

•	Live Scoring: The Core Engine contains live scoring feature, available for both desktop and mobile, can be adapted for baseball. This includes ball-by-ball tracking, fielding actions, and the ability to customize the interface

•	Real-Time Collaboration: The Core Engine facilitates real-time collaboration among scorers and officials, enabling efficient match management and accurate scoring outcomes.

•	Ball-by-Ball Live Scores: The Core Engine enables the generation of ball-by-ball commentary, offering real-time updates and insights during matches. This feature can be adapted to baseball for real time updates of scores and stats.

•	Live Streaming: The Core Engine enables the provision of live streaming capabilities with advanced graphics, event management, and content automation. This can be adapted for baseball, including features like automated graphics based on match situations and real- time manual control of graphics, and seamlessly integrate graphics overlays into the livestream.

•	Social Media Integration: The Core Engine allows for converting match, league, and performance data into social media content. This includes customizable graphics and the use of AI to generate compelling content. The Core Engine also streamlines social media content planning and scheduling.

•	News and Blogs: The Core Engine enables the use of AI in its core to generate news and blog content. This ensures the platform remains up to date with the latest events and stories, providing users with comprehensive coverage.

•	AI-Powered Features: The Core Engine enables the use of AI for various functions, including social media automation, advanced insights, match summaries, ball-by-ball commentary, match predictions, and news and blogs. These features can be adapted to provide similar functionality for baseball.

•	Video Tagging: The Core Engine allows for advanced video tagging, which seamlessly integrates ball-by-ball metadata with video footage, automatically tags each ball to bowlers, batters, teams, and matches, monitors key events, and generates heat maps and pitch activity report.

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•	Content Strategy Tools: Tools to automate the creation of highlights, reels and shorts can be adapted for baseball and other sports.

•	Advanced Insights and Analytics: The Core Engine provides advanced insights and analytics, including the ability to analyze match data and player performance, identify team trends and opportunities for improvement, and make data-driven decisions and strategies. This is a key component for player and team development.

•	Fan Engagement: The Core Engine includes features that drive fan engagement, including real-time updates and social media integration.

•	Customizable Interface: The Core Engine enables the customization of the platform interface, allowing it to be tailored to match the user’s preferences and requirements, ensuring a tailored scoring experience for every user.

•	Scalability: The Core Engine enables the platform to be built with scalability in mind to handle a huge number of users which is a critical requirement for the baseball game

•	Content Library: The Core Engine enables the provision of a library of curated videos, highlights, reels, and shorts, allowing users to discover and share engaging content.

•	White Label Solutions and Partnerships: The Core Engine enables the offer of white- label solutions, enabling leagues and clubs to use the technology under their own branding, making it ideal for baseball organizations aiming for a customized approach.

•	Event and Ticketing: From ticket sales to check-ins, the Core Engine enables event management features that simplify the organization of baseball and other sports events and enhance the fan experience with seamless in-app ticket booking and seat tracking.

•	Ground Management: The Core Engine enables the provision of a Ground Management feature that can be utilized to streamline the maintenance and preparation of baseball and other sports fields, ensuring optimal playing conditions for every game. It allows teams and groundskeepers to track and manage field readiness, including tasks like grass cutting, infield grooming, watering schedules, and weather monitoring.

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Schedule-B

Development of Platform

1.

GTC intends to initially develop a platform for baseball, with future plans to expand to platforms for other sports. For the development of any platform, GTC plans to enter into a separate Development and Service Level Agreement (“SLA”) with CricksLab or another service provider. The Development and SLA will detail the scope of work, timelines, responsibilities, payment terms, and performance standards, as mutually agreed upon at the time of execution. GTC reserves the right to engage third parties for platform development, and CricksLab shall provide necessary support and information upon request, at CricksLab’s sole expense, to facilitate such development.

2.	Specification of the New Modules to be Developed may consist of the following:

•	Baseball, softball and other variant-Specific Scoring Metrics: While the core scoring system can be adapted, new modules will need to be added to incorporate baseball, softball and other variant specific metrics such as earned runs, batting average, on-base percentage, and slugging percentage and other metrics unique to baseball, softball and other variant. The system will need to track actions such as hits, stolen bases, strikeouts, and errors as well as the number of balls, strikes and outs.

•	Gameplay Rules: The platform’s rules engine would need modifications to reflect baseball, softball and other variant-specific rules. The current version is set up for cricket

•	Data points: Specific data capture points would need to be modified to match baseball, softball and other variant, for example, cricket specific ‘bowling style’, would need to be replaced by a baseball, softball and other variant equivalents such as ‘pitch type’.

•	Baseball, softball and other variant-Specific Analytics: CricksLab’s analytics must be adapted to meet the needs of baseball, softball and other variant, incorporating data points unique to the game such as pitch counts, pitch types, and fielding statistics, as well as team and player data specific to baseball, softball and other variants.

•	Baseball, softball and other variant-Specific Graphics: While the live streaming graphics controller is adaptable, it will be necessary to create baseball, softball and other variant specific graphic overlays.

•	Integration with USA,Mexico and Japan and other nation Baseball Ecosystem: This module will need to integrate with the USA, Mexico, Japan and other nation baseball ecosystem, including any relevant leagues, associations, and broadcasting networks.

•	Pitch Maps: Current pitch maps in the system are for cricket. These would need to be modified to reflect baseball diamonds and the different zones for pitching.

•	Wagon Wheels: These would need adapting from cricket to baseball formats to show areas of the field where a player has hit the ball in baseball

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•	Player Ratings: While the system has a player rating system, specific criteria for player ratings will need to be adapted for baseball, softball and other variant, considering factors like batting average, home runs, ERA, and fielding percentage.

•	Talent Hunter Features: The existing ‘Talent Hunter’ feature on the platform, would need to be modified to account for baseball, softball and other variant talent identification.

•	AI content generation: AI features such as commentary or news and blogs need to be modified to reflect baseball, softball and other variant specific content.

•	Video Tagging: The video tagging would need to be adapted to recognize baseball, softball and other variant specific events such as ‘strikes’, ‘balls’, and ‘home runs’’.

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